EXHIBIT 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 27, 1995 appearing on page F-2 of Medical Innovations, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report dated May 19, 1995 on the financial statements of Hospital HomeCare Corporation for the year ended March 31, 1995 appearing on page 4 of Medical Innovations, Inc.'s Current Report on Form 8-K/A dated August 2, 1995.

PRICE WATERHOUSE LLP

Houston, Texas
October 16, 1995